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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) April 21, 1998
                                                      --------------

                            Statewide Financial Corp.
                            -------------------------
             (Exact name of registrant as specified in its charter)


                New Jersey                0-26546            22-3397900
     --------------------------------   ------------   --------------------
     (State or other jurisdiction of    (Commission    (IRS Employer
          incorporation)                 File Number)   Identification No.)


           70 Sip Avenue, Jersey City, New Jersey             07306
     --------------------------------------------      --------------------
      (Address of principal executive offices)              (Zip Code)



     Registrant's telephone number, including area code (201) 795-4000
                                                         -------------




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     Item 1.   Changes in Control of Registrant.
               ---------------------------------
               Not Applicable.



     Item 2.   Acquisition or Disposition of Assets.
               -------------------------------------
               Not Applicable.



     Item 3.   Bankruptcy or Receivership.
               ---------------------------
               Not Applicable.



     Item 4.   Changes in Registrant's Certifying Accountant.
               ----------------------------------------------
               Not Applicable.



     Item 5.   Other Events.
               -------------
               Registrant issued a press release on Tuesday, April 21, 1998 announcing Registrant's first quarter earnings.


     Item 6.   Resignations of Registrant's Directors.
               ---------------------------------------
               Not Applicable.



     Item 7.   Exhibits and Financial Statements.
               ----------------------------------

               Exhibit No.              Description
               -----------              -----------

                  99                    Press Release dated Tuesday,
                                        April 21, 1998 announcing
                                        Registrant's first quarter
                                        earnings.


     Item 8.   Change in fiscal year
               ---------------------
               Not Applicable.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Statewide Financial Corp. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                  STATEWIDE FINANCIAL CORP.
                                                  -------------------------
                                                       (Registrant)


     Dated:    April 22, 1998                By:  Bernard F. Lenihan
                                                  -------------------------
                                                  Senior Vice President and
                                                  Chief Financial Officer




                                  EXHIBIT INDEX
                                  -------------


                           CURRENT REPORT ON FORM 8-K
                           --------------------------



     Exhibit No.         Description
     -----------         -----------

     99 Press Release dated Tuesday, April 21, 1998 announcing Registrant's first quarter earnings.



     FOR IMMEDIATE RELEASE              Contact:  Augustine F. Jehle
     April 21, 1998                                 (201)795-4000
                                                  Anthony S. Cicatiello
                                                    (732)382-1066, ext. 234

                       STATEWIDE FINANCIAL CORP. ANNOUNCES
                 FIRST QUARTER 1998 EARNINGS OF $0.31 PER SHARE
                     AND NEW COMMERCIAL LENDING INITIATIVES

     JERSEY CITY, N.J., (April 21, 1998) -- Statewide Financial Corp. (NASDAQ: SFIN), the holding company for Statewide Savings Bank S.L.A., today reported net income of $1,304,000, or $0.31 per share, assuming dilution, for the quarter ended March 31, 1998, as compared to $1,384,000, or $0.31 per share, assuming dilution, for the same quarter during 1997. Basic earnings per share were $0.32 for first quarter 1998, equal to the first quarter of 1997.

     "The industry continues to be faced with the challenge of narrowed spreads between long-term and short-term interest rates," stated Victor M. Richel, Chairman, President and Chief Executive Officer. "Net interest margins are under pressure, as record level refinancings accelerate prepayments, while similar yield reinvestment opportunities are limited. Our strategic plan has been, and continues to be, designed to make us less dependent upon the specific direction of interest rates by evolving into a full-service community bank which serves the middle-market business community as well as our existing residential base of customers. Our commercial loan portfolio continues to develop significantly, as exemplified by the increase in our non-residential, multi-family and construction mortgage and business loan portfolios of $6.1 million, or 11.8%, during the quarter, representing prudent growth with diligent regard to quality."

     Richel noted that, "Our continued emphasis on cross sales training has resulted in a significant increase in the level of branch-originated consumer and small market business loan applications and closures during the quarter. In addition, during this period, our local advisory councils' referrals resulted in $5.2 million of loan closings, and at March 31, 1998, the current advisory councils' pipeline consists of approximately $7.2 million of loan applications at various stages of review. These asset-generation initiatives have also resulted in increases in non-interest bearing deposits, as customers build upon their relationships with us. These are some of the reasons why, despite significant prepayments within our loan and securities portfolios, and generally flat or declining market rates of interest, our net interest margin for the first quarter was 3.72%, compared to 3.78% for the year ago quarter, and 3.77% for the preceding quarter, representing decreases of only 6 and 5 basis points, respectively."

     Richel went on to state that, "I am also pleased to announce that we have formed the Statewide Mortgage Funding Group, a division of Statewide Savings Bank, to provide commercial lines of credit to mortgage bankers. The division will be headed by a seasoned banking executive with more than 10 years of experience in the commercial credit business. We expect to have loans originated through this program by the end of the second quarter. We believe that the long-term earnings benefit of this new line of business will more than offset the near-term start-up costs. We are also expanding our commercial asset growth capabilities with the addition of two seasoned commercial lending officers, both of whom have extensive experience in Hudson, Union and Essex counties. These two actions provide significant additions to our ability to continue to generate assets, and I believe they will markedly accelerate the implementation of our strategic plan."

     Richel continued, "In addition to our commercial initiatives, we continue to strive to improve our retail distribution network. Effective May 9, 1998, we will open a branch in North Arlington, Bergen County. This under-served banking community has demographics which are identical to communities where our most successful branches are located. It offers potential for significant size and its location is operationally well suited. On April 9, 1998 we transferred the lease, and sold the deposits from, our Passaic in-store branch to Banco Popular. Our experience with in-store banking has demonstrated that it is most effective within an urban area as a complement to our existing network, since it provides safe and convenient seven day-a-week customer access with extended hours. We determined that our presence in the Passaic market was not sufficient to justify the higher operational costs of in-store banking."

     Richel noted, "There are no indications that the current flat interest rate yield curve environment is likely to change in the immediate future. Our revenue enhancement efforts, coupled with our branch efficiency actions, are decisive alternatives to extending duration risks within the current interest rate environment." He further stated, "We believe that significant levels of prepayments will continue in the second quarter, and we know that negative pressure to earnings will be caused by the start-up costs of establishing the Funding Group's line of business, up-front costs of new lending personnel and start-up costs for a new branch, as well as by the fact that the new lending initiatives will not yet have significant revenue impact. As a result of these factors, we believe that the Company's earnings per share for the second quarter of 1998 could be flat, or even off several cents, from first quarter 1998 earnings."

     At March 31, 1998, the Company's total assets were $670.6 million, compared to $675.3 million at December 31, 1997. The period-ended balances decreased $4.7 million between these periods principally from accelerated prepayments on mortgage-backed securities and one-to-four family mortgages. Purchases of debt securities, originations within the commercial portfolio, and increased federal funds sold partially offset the decreases indicated above with the balance used to pay down short-term borrowings. Multi-family, construction, commercial mortgage and business loans continue to be the fastest growing segment of the Company's loan portfolio, which increased $6.1 million, or 11.8%, during the quarter.

     Borrowed funds were $146.0 million at March 31, 1998. These borrowings have final maturity dates ranging from July 2000 to September 2002. All are callable earlier at the lender's option. Borrowings of $86.0 million, with interest rates ranging from 5.43% to 5.54%, are first callable in 1998, and borrowings of $60.0 million, with an interest rate of 5.52%, are first callable in November 1999. Borrowed funds decreased $14.3 million from December 31, 1997. During the first quarter of 1998, the Company used cash flow from its securities and residential first mortgage portfolios to repay short-term borrowings, rather than reinvesting the funds in securities in a falling interest rate market with significant duration risk.

     Deposits totaled $452.0 million at March 31, 1998, as compared to $443.9 million at December 31, 1997. Total deposits increased $8.1 million, or 1.8%, during the quarter. The increase in total deposits from the prior quarter resulted from growth of $6.1 million, or 2.3%, in core deposits coupled with an increase of $2.1 million, or 1.1%, in certificates of deposit. "As the Company continues its relationship selling efforts, core deposits continue to grow," Richel stated.

     Shareholders' equity increased $1.0 million during the quarter to $65.9 million at March 31, 1998, from $64.9 million at December 31, 1997. The increase resulted primarily from the current quarter net income of $1.3 million, allocations of shares under the Company's Employee Stock Ownership Plan (ESOP) and other employee benefit plans, and options exercised during the period. Partially offsetting these increases were the declaration of the quarterly dividend of $0.5 million and a decrease of $0.3 million (net of tax) in the March 31, 1998 market value of the Company's investment portfolio from the valuation at December 31, 1997.

     The results of operations for the three months ended March 31, 1998 reflect a decrease in net interest income, after provisions for loan losses, over the same period a year ago, of $0.2 million. The decrease reflects the decline in average assets during the current period and a contraction in the quarterly net interest margin. These occurrences were mostly caused by increased prepayments of mortgages and securities, which in turn caused associated premiums to be amortized at a faster pace, and associated cash flows to be reinvested at lower yields in short-term instruments. In addition, yields on interest-earning assets declined at a more rapid pace than costs of deposits and borrowings from the same quarter a year ago. The net interest margin for the quarter ended March 31, 1998 was 3.72%, 6 basis points less than the 3.78% earned the same quarter a year ago.

     Provision for loan losses increased $25,000 to $150,000 for the three months ended March 31, 1998, from $125,000 for the same quarter of the prior year. The increase in provision for loan losses was determined by management after review of, among other things, the Company's loan portfolio, the risk inherent in the Company's lending activities, changes in the composition and volume of the Company's loan portfolio, and the local economy in the Company's market area.

     Non-interest income totaled $534,000 for the three months ended March 31, 1998, an increase of $161,000, or 43.2%, over the same period of the prior year. The increase reflects increased ATM surcharges to non-customers, higher annuity sales generated through the Bank's branch network, income realized on an asset written off in a prior period, and increased letter of credit and deposit account fees.

     Non-interest expense for the three months ended March 31, 1998 totaled $4.4 million, an increase of $0.1 million over the same period of the prior year. This change reflects increases in salaries and benefits due to higher costs related to the Company's ESOP program caused by increases in the value of the Company's stock, and normal wage increases, partially offset by lower incentive plan expenses. ESOP expense is recorded as compensation based on the market value of the shares awarded. Increased professional fees and lending and branch operations costs, offset by lower insurance costs, also contributed to the slight increase in non-interest expense.

     Statewide Financial Corp. is the holding company for Statewide Savings Bank S.L.A., a savings and loan association headquartered in Jersey City, N.J. Statewide Savings Bank conducts thrift business and offers commercial banking services through its 15 locations in Hudson, Union and Bergen counties. Statewide's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).

     SELECTED FINANCIAL CONDITION DATA   March 31,  December 31,
     (dollars in thousands, except per      1998       1997
      share data)                        --------- ------------

     Total Assets                        $670,561     $675,316
     Loans, Net                          $329,523     $332,509
     Debt and Equity Securities          $ 27,652     $ 19,093
     Mortgage-backed Securities          $263,305     $290,044
     Other Real Estate Owned, Net        $    496     $    440
     Total Deposits                      $452,007     $443,878
     Borrowed Funds                      $146,000     $160,300
     Shareholders's Equity               $ 65,910     $ 64,907
     Book Value per share                $  14.60     $  14.39



     SELECTED OPERATING DATA                  For the Three
     (dollars in thousands, except             Months Ended
      per share data)                           March 31,
                                              1998      1997
                                              ----      ----
     Interest Income                       $11,967     $12,487
     Interest Expense                        5,905       6,243
                                           -------     -------
     Net Interest Income                     6,062       6,253
     Provision for Loan Losses                 150         125
                                           -------     -------
     Net Interest Income After Provision
       for Loan Losses                       5,912       6,128
     Non-Interest Income                       534         373
     Foreclosed Real Estate Expense, Net        20           7
     Other Non-Interest Expense              4,344       4,283
                                           -------     -------
     Income Before Income Taxes              2,082       2,211
     Income Tax Expense                        778         827
                                           -------     -------
     Net Income                            $ 1,304     $ 1,384
                                           =======     =======
     Earnings Per Share:
          Basic                            $  0.32     $  0.32
                                           =======     =======
          Assuming Dilution                $  0.31     $  0.31
                                           =======     =======
     Weighted Average Number of Shares:
          Basic                          4,029,156   4,293,979
          Assuming Dilution              4,229,390   4,404,263


     SELECTED FINANCIAL RATIOS (1):           At or For the
                                              Three Months
                                             Ended March 31,
                                             1998      1997
                                             ----      ----
     Return on Average Assets                0.78%     0.82%
     Return on Average Equity                8.09%     8.57%
     Capital to Assets                       9.83%     9.30%
     Net Interest Rate Spread (2)            3.42%     3.46%
     Net Interest Margin (3)                 3.72%     3.78%
     Non-Interest Income to Average Assets 0.32% 0.22% Non-Interest Expense to Average
      Assets                                 2.62%     2.55%
     Efficiency Ratio (4)                   66.46%    65.99%
     Average Interest-Earning Assets to
      Average Deposits and Borrowings      108.30%   108.34%


     REGULATORY CAPITAL RATIOS:           March 31, December 31,
                                            1998        1997
                                            ----        ----
     Tangible Capital Ratio                 9.24%       8.96%
     Core Capital Ratio                     9.24%       8.96%

     ASSET QUALITY RATIOS:

     Non-Performing Loans to Total Net
      Loans                                 0.89%       0.75%
     Non-Performing Loans to Total Assets   0.44%       0.37%
     Non-Performing Assets to Total
      Assets                                0.51%       0.44%
     Allowance for Loan Losses to Non-
      Performing Loans                     98.40%     113.18%
     Allowance for Loan Losses to Total
      Net Loans                             0.88%       0.85%

     OTHER DATA

     Number of Deposit Accounts            55,282      54,677
     Number of Offices (5)                     16          16

     Notes to Selected Financial Ratios
     ----------------------------------

     (1)  Ratios are annualized where appropriate.

     (2) Interest rate spread represents the difference between weighted average yield on average interest-earning assets and weighted average costs of average deposits and borrowed funds.

     (3) Net interest margin represents net interest income as a percent of average interest-earning assets.

     (4) Total non-interest expense divided by the sum of net interest income after provision for loan losses, and recurring non-interest income.

     (5) The Passaic branch was sold to Banco Popular FSB as of the close of business on April 9, 1998.